Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933. None of such securities may be transferred in the absence of registration under such Act or an opinion of counsel to the effect that such registration is not required.

              INTERNATIONAL NURSING SERVICES, INC.

        WARRANT

       DATED: January 28, 1997

Number of Shares: 200,000

Holder:    Millenco LP
Address:    111 Broadway, New York, New York 10006

 1. THIS CERTIFIES THAT the Holder is entitled to purchase the number of shares of the Company's common stock set forth above ("Common Stock") from INTERNATIONAL NURSING SERVICES, INC., a Colorado corporation (hereinafter called the "Company"), at an exercise price of $1.1875 per share, less $.05 (but not below $.90) for each full 30-day period after the 120th day after the date hereof in which the Registration Statement (as defined below) has not been declared effective. The exercise price of the Warrant shall in no event be greater than the exercise price of any other warrant or option of the Company which is issued (or whose exercise price is reduced) after the date hereof and which is outstanding at the time the Warrant is exercised. The Registration Statement means the registration statement referred to in an agreement of even date herewith (the "Subscription Agreement") between the Company and the Holder.

 2. The Warrant shall be exercisable at any time only to the extent that the Holder would not as a result of such
 exercise   beneficially  own  more  that  9.99%  of   the   then
       outstanding  common  stock  of  the  Company.   Beneficial
       ownership
 shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The opinion of counsel to Holder shall prevail in the event of any dispute on the calculation of Holder's beneficial ownership.

 3.   This Warrant shall expire on July 31, 1999.

 4. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") or if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Warrant and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply. The Holder shall through its counsel provide such information as is reasonably necessary in connection with such opinion.

 5. The Holder is entitled to certain registration rights under the Subscription Agreement.

 6. Any permitted assignment of this Warrant shall be effected by the Holder by (i) executing the form of assignment at the end hereof, (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of counsel to the Company referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and or the shares underlying the Warrant, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the Holder for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The transferor will pay all relevant transfer taxes. Replacement warrants shall bear the same legend as is borne by this Warrant.

7. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

8.   The  Company covenants and agrees that all shares of  Common
     Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

9. On the 121 St day after the date hereof but only if the Note (as defined in the Subscription Agreement) has not theretofore been prepaid in full, the Company shall reserve for issuance on conversion and exercise of the Note and this Warrant 5,000,000 shares of Common Stock, less any shares theretofore issued on any such conversion or exercise. The Company shall use its best efforts promptly to list on NASDAQ all shares of Common Stock which are issued upon exercise of this Warrant. It is expressly understood that this Warrant shall be exercisable under the terms set forth herein whether or not the Note is prepaid.

10. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

II. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, then appropriate adjustments in the exercise price of this Warrant and in the number and kind of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so as to fairly preserve the purchase rights represented by this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

12. The rights represented by this Warrant may be exercised at any time prior to expiration of this Warrant by notice to the Company, provided that within three days thereafter, (i) Holder surrenders this Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) Holder pays to the Company the exercise price for the number of shares specified in such notice; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, Holder delivers to the Company a statement by the Holder (in a form acceptable to the Company and its counsel) that such shares are being acquired by the Holder for investment and not with a view to their distribution or resale. The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding five business days after all requisite documentation has been provided, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

13. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.. The New York courts shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. All notices shall be in writing, may be given by facsimile, and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances well as other remedies.

 IN WITNESS WHEREOF, INTERNATIONAL NURSING SERVICES, INC. has caused this Warrant to be signed by its duly authorized officers under Its corporate seal, and to be dated as of the date set forth above.

INTERNATIONAL NURSING SERVICES, INC.

By:  /s/Robin Bradbury